THIS DEBENTURE AND THE COMMON STOCK ("SHARES") ISSUABLE UPON CONVERSION OF THIS DEBENTURE (COLLECTIVELY THE "SECURITIES") HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THESE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION REQUIREMENTS OF THOSE LAWS.

THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Series 1 of 8                                                    U.S. $100,000

                            ETS INTERNATIONAL, INC.

                7% CONVERTIBLE DEBENTURE DUE FEBRUARY 27, 2002

      THIS DEBENTURE is one of a duly authorized issue of Debentures of ETS International, Inc., a corporation duly organized and existing under the laws of Virginia ( the "Company"), designated as its 7% Convertible Debentures due February 27, 2002, in an aggregate principal amount not exceeding Seven Hundred Fifty Thousand U.S. Dollars (U.S. $ 750,000) (the "Debentures").

      FOR VALUE RECEIVED, the Company promises to pay to Purchaser, or any subsequent registered holder hereof (the "Holder"), the principal sum of One Hundred Thousand U.S. Dollars (U.S. $100,000), on or prior to February 27, 2002 (the "Maturity Date"), and to pay interest on the principal sum outstanding on each Date of Conversion (as defined in Section 3(a) below) and in arrears on the earlier of the Date of Conversion (as defined in Section 4(b)(iv) below) or the Maturity Date, at the rate of seven (7%) percent per annum payable in U.S. currency. Accrual of interest on this Debenture shall commence on the date the Company and/or the escrow agent first had in its possession funds representing full payment for this Debenture, and shall continue to accrue until payment in full of the principal sum has been made or duly provided for, or until the Date of Conversion, whichever is earlier. The interest so payable will be payable on the Maturity Date or the Date of Conversion, as the case may be. Such interest shall be paid to the person and at the address in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") on the business day immediately preceding the payment date. The principal or, and any accrued interest on, this Debenture are payable, if converted, at seven (7%) percent per annum in Shares to the person and at the address in whose name this Debenture is registered on the Debenture Register on the business day immediately preceding the payment date. The forwarding of such payment shall constitute a payment of interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum or Shares so paid.

   This Debenture is subject to the following additional provisions:

   Section 1.     Debenture Denominations.  The Debentures are initially
                  -----------------------
issuable in denominations of One Hundred Thousand Dollars ($100,000 U.S.) or such lesser amount as mutually agreed upon by the parties. Upon conversion of a portion, but less than all, of this Debenture in accordance with the terms hereof, a new debenture or debentures may be issued to the Holder in a denomination equal to the exact amount of the unconverted portion of this Debenture. No service charge will be made for registration of transfer or exchange.

   Section 2.     Sale, Transfer or Exchange.  This Debenture has been issued
                  --------------------------
based upon investment representations of the original Purchaser hereof and may be transferred or exchanged only in compliance with the Act, including Regulation S and any applicable state securities laws ("State Acts"). Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein and in the Regulation S Convertible Debentures Purchase Agreement of even date herewith. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

   Section 3.     Conversion.  The record Holder of this Debenture shall have
                  ----------
conversion rights as follows (the "Conversion Rights"):

       (a) Right to Convert; Conversion Rate. The record Holder of this Debenture shall be entitled to convert the Debenture(s) initially issued to such Holder beginning forty-five (45) days following the date of the closing of the purchase and sale of all Debentures that occur pursuant to the offering of the Debentures by the Company (the "Closing Date") and at any time thereafter at the office of the Company or its designated transfer agent for the Debentures (the "Transfer Agent"), into that number of fully-paid and non-assessable Shares of the Company's common stock, no par value ("Common Stock") calculated in accordance with the following formula (the "Conversion Rate"):

   Number of Shares issued upon conversion = (Principal + Interest)/ Conversion Price, where

   I   Principal = The Principal amount of the Debenture(s) to be converted.

   II  Interest = Principal x (N/365) x .07, where

       A. N = the number of days between (i) the date that, in connection with the consummation of the initial purchase of this Debenture from the Company, the escrow agent first had in its possession funds representing full payment for this Debenture, and (ii) the applicable Date of Conversion for the Debenture(s) for which conversion is being elected, and

       B. Conversion Price = the lesser of (x) 100% of the average Closing Bid Price, as that term is defined below, of the Company's Shares for the five (5) trading days immediately preceding the Closing Date, as defined below (the "Fixed Conversion Price"), or
           (y) 65% of the average Closing Bid Price, as that term is defined below, of the Company's Shares for the five (5) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price").

   For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the market as reported by OTC Bulletin Board or NASDAQ's National Market System or Small Capitalization System ("NASDAQ"), or American Exchange Emerging Company Marketplace or if then traded on a different national securities exchange, the closing sales price on the principal national securities exchange on which it is so traded and if not available, the mean of the daily high and low sales prices on such securities exchange on which it is traded, or, if the actual Closing Bid Price is not available on any such day on OTC Bulletin Board or NASDAQ or such other exchange or market where traded, then the Closing Bid Price on the immediately preceding reported date.

       (b) Mechanics of Conversion. In order to convert the Debentures into Shares, the Holder shall (i) fax a copy of the fully executed notice of conversion in the form attached hereto as Exhibit C ("Notice of Conversion") to the Company at the office of the Company, which notice shall specify the principal amount of Debentures to be converted and shall contain a calculation of the Conversion Rate (together with a copy of the first page of each Debenture to be converted) on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion specified on the Notice of Conversion and (ii) surrender the original Debenture(s) being converted to a common courier for delivery to the office of the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the Shares issuable upon such conversion unless either the original Debentures are delivered to the Company, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and the Holder has complied with Section 3(c) below. Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name of a contact person at the Company whom the Holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue the number of Shares that are not disputed. Company shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of Holder's Notice of Conversion.
The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than two (2) business days from the time such accountant receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

       (c) Lost or Stolen Debentures. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in case of loss, theft or destruction) indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debentures, if mutilated, the Company shall execute and deliver new Debenture(s) of like tenor and date without charge to Holder.

       (d) Delivery of Shares upon Conversion. As provided in the Debentures Purchase Agreement between the Holder and the Company related to the purchase of the Debentures (the "Subscription Agreement"), the Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day after delivery to the Company of the Debenture(s) to be converted (or after provision for security or indemnification, if required), issue a certificate for the number of Shares without a restrictive legend of any kind to which the Holder shall be entitled as aforesaid and surrender such original certificates to a common courier for either overnight or (if delivery is outside the United States, then two (2) day delivery) to the Holder at the address of the Holder on the books of the Company.

       (e) No Fractional Shares. No fractional Shares shall be issued upon conversion of this Debenture. If any conversion of the Debenture would create a fractional share or a right to acquire a fractional share such fractional shares, on an aggregate basis, shall be disregarded and the number of Shares issuable upon conversion shall be, on an aggregate basis, the next lower number of whole shares.

       (f) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company on or before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Debentures to be converted are surrendered by depositing such Debentures with a common courier, as provided above, and received by the Company within three (3) business days from the Date of Conversion. The person or persons entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares on the Date of Conversion. If the original Debentures to be converted are not received by the Company within three (3) business days after the Date of a Conversion or if the facsimile of the Notice of Conversion is not received by the Company prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

       (g) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its unissued Shares, solely for the purpose of effecting the conversion of the Debentures, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Debentures; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Debentures, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

       (h) Automatic Conversion. Each of the Debentures that remains issued on the date which is five (5) years after the Closing Date automatically shall be converted into Shares on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 3(a) above), and the date which is five (5) years after the Closing Date shall be deemed the Date of Conversion with respect to such conversion.

       (i)    Adjustment to Conversion Price

           (A) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Debentures are issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

           (B) Adjustment to Variable Conversion Price. If, at any time when Debentures are issued, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Debentures, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

           (C) Adjustment Due to Merger, Consolidation, Etc. If at any time when the Debentures are issued, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the holders of the Debentures shall thereafter have the right to receive upon conversion of the Debentures, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such Common Stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Debentures been converted immediately prior to such transaction, and in such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Debentures to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion price and of the number of shares issuable upon conversion of the Debentures) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 3(d)(iii) unless (a) it first gives thirty (30) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its Debentures into Shares) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Debenture including this Section 3(e)(iii).

       (j)    Forced Conversion.   The Company may at its sole option force
conversion of this Debenture in whole at any time from and after one (1) year from the Closing Date, on not less than fifteen (15) or more than thirty (30) days prior written notice given by the Company to the Holder of this Debenture ("Notice of Redemption") in accordance with the terms and conditions of Section 3 herein.

       (k) Registration of Shares. If any Shares required to be reserved for purposes of conversion of the Debentures hereunder require registration with or approval of any governmental authority under any federal (including but not limited to the Securities Act of 1933, as amended (the "Act") or similar federal statute than in force) or state law, or listing on any national securities exchange, before such Shares may be issued upon conversion; for reasons including but not limited to a material change in Regulation S of the Securities Act, Company will, at its expense, as expeditiously as possible to cause such shares to be duly registered or approved or listed on the relevant national securities exchange, as the case may be. Shares issued upon conversion of the Debentures shall be registered by the Company under the Act if required by Debentures Purchase Agreement, dated February 28, 1997 and subject to the conditions stated therein.

   Section 4.     No Voting Rights.  This Debenture shall not entitle the
                  ----------------
Holder hereof to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distribution, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.


   Section 5.     Status of Redeemed or Converted Debentures.  After this
                  ------------------------------------------
Debenture shall have been surrendered for conversion as herein provided or notice of conversion shall have been given by the Holder pursuant to Section 3(a) herein this Debenture shall no longer be deemed to be outstanding and all rights hereof, shall forthwith terminate as of the Date of Conversion except only the right of the Holder hereof to receive Shares in exchange for such Debenture(s).

   Section 6.     Events of Default.  (i) Upon the occurrence of and during
                  -----------------
the continuation of an Event of Default (as defined below), the Company shall pay to the Holder an amount equal to the sum of (x) the unpaid principal amount of this Debenture plus (y) the accrued and unpaid interest on the unpaid principal amount of this Debenture to the date of payment and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment, or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or equity.

       If the Company fails to pay any amounts due pursuant to this Section 6 within five (5) business days of such amounts being due and payable, then the Holder shall have the right at any time, so long as the Company remains in default, to require the Company, upon written notice, to immediately issue, in lieu of such amounts, the number of Shares of the Company equal to the amounts owed divided by the Conversion Price then in effect.

       The Company shall be required promptly upon its knowledge of an Event of Default hereunder to give notice of such Event of Default to the Holder hereof.

       An "Event of Default" shall mean the following:

       (a)    Conversion.    If the Company fails to issue Shares to any
Holder upon exercise by the Holder of the Conversion Rights of the Holder in accordance with the terms of this Debenture, fails to transfer any certificate for Shares issued to the Holder upon conversion of this Debenture and when required by this Debenture or fails to remove any restrictive legend on any certificate or any stop transfer order on any Shares issued to the Holder upon conversion of this Debenture as and when required in accordance with applicable law and by this Debenture or any Subscription Agreement by and between Company and Holder and any such failure shall continue uncured for five (5) business days;

       (b) Breach of Covenant. If the Company breaches any material covenant or other material terms or condition of this Debenture (other than as specifically provided in subsection 6(a) hereof), or any Subscription Agreement by and between Company and Holder (including the failure to have enough Shares available for issuance upon conversion), and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture and such breach continues for a period of five (5) business days after written notice thereof to the Company from the Holder;

       (c) Breach of Representations and Warranties. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, any Subscription Agreement by and between Company and Holder), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture;

       (d) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceeding for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any material subsidiary of the Company.

   Section 7.     Governing Law.  This Debenture shall be governed by and
                  -------------
construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of laws, except for matters arising under the Act or the Securities Exchange Act of 1934, as amended, which matters shall be governed by and construed in accordance with such laws.

   Section 8.     Business Day Definition.  For purposes hereof, the term
                  -----------------------
"business day" shall mean any day on which banks are generally open for business in the State of New York, USA excluding any Saturday and Sunday.

   Section 9.     Notices.  Any notices or other communication required or
                  -------
permitted to be given hereunder shall be given as provided herein or delivered against receipt if to (i) the Company at 1401 Municipal Road, N.W., Roanoke, VA 24014-1309, Attn.: John D. McKenna, Telephone No.
(540) 265-0004, Telecopy No. (540) 265-0082; (ii) the Holder of this
Debenture, to such holder at its last address as shown on the Debenture Register (or to such other address as the party shall have furnished in writing as its new address to be entered on the Debenture Register (which address must include a telecopy number) in accordance with the provisions of this Section 10) and (iii) a copy to Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017, Telephone No. (212) 983-0532, Telecopy No.: (212) 983-9210. Any notice or other communication needs to be made by facsimile and delivery shall be deemed given, except as otherwise required herein, at the time of transmission of said facsimile. Any notice given on a day that is not a business day shall be effective upon the next business day.

   Section 10.    Waiver of any Breach to be in Writing.  Any waiver by the
                  -------------------------------------
Company or the Holder hereof of a breach of any provision of the Debenture shall not operate as, or be construed to be a waiver of any breach of such provision or any breach of any other provision of the Debenture. The failure of the Company or the Holder hereof to insist upon strict adherence to any term of the Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of the Debenture. Any waiver must be in writing.

   Section 11.    Unenforceable Provisions.  If any provision of this
                  ------------------------
Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is applicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

   Section 12.    Withholding.  The Company shall be entitled to withhold all
                  -----------
payments of principal and interest on this Debenture for any amounts required to be withheld under the applicable provisions of the Internal Revenue Code of the United States of America, or other applicable laws, at the time of such payments. Holder shall, prior to any transfer hereof, deliver to the Company, a fully completed Form W-8 for such transferee. The Holder shall pay any other taxes, charges or levies in connection with the issuance and transfer thereof.

   Section 13.    Conditions Precedent to the Company's Obligations.  The
                  -------------------------------------------------
obligations of the Company hereunder are subject to the following conditions precedent:

       13.1 As of the Closing Date and at the Date of Conversion, the representations and warranties made by the Holder shall, unless waived by the Company, be true and correct in all material respect.

                  [Remainder of Page Intentionally Left Blank
                           Signature Page to Follow]

       IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.



                                           ETS INTERNATIONAL, INC.



Dated:  February    , 1997              By:
                                           --------------------------------
                                           Title:
                                                   ------------------------